Exhibit 21

Subsidiaries of Graco Inc.

The following are subsidiaries of the Company as of December 30, 2011.

Subsidiary	Jurisdiction of Organization	Percentage of Voting Securities Owned by the Company
Finishing Brands UK Limited	England and Wales	100%[1]
Graco Australia Pty Ltd	Australia	100%
Graco BVBA	Belgium	100%
Graco Canada Inc.	Canada	100%
Graco do Brasil Ltda.	Brazil	100%[2]
Graco Fluid Equipment (Shanghai) Co., Ltd.	China (PRC)	100%
Graco Fluid Equipment (Suzhou) Co., Ltd.	China (PRC)	100%[3]
Graco Global Holdings S.á r.l.	Luxembourg	100%
Graco GmbH	Germany	100%
Graco Holdings Inc.	Minnesota, United States	100%
Graco Hong Kong Limited	Hong Kong	100%
Graco International Holdings S.á r.l.	Luxembourg	100%[4]
Graco K.K.	Japan	100%
Graco Korea Inc.	Korea	100%
Graco Limited	England and Wales	100%
Graco Minnesota Inc.	Minnesota, United States	100%
Graco Ohio Inc.	Ohio, United States	100%
Graco S.A.S.	France	100%
Graco Trading (Suzhou) Co., Ltd.	China (PRC)	100%[3]
Gusmer Sudamerica S.A.	Argentina	100%[5]

[1]	Shares 100% held by Graco Limited.
[2]	Includes share held by executive officer of the Company to satisfy the requirements of local law.
[3]	Shares 100% held by Graco Minnesota Inc.
[4]	Shares 100% held by Graco Global Holdings S.á r.l.
[5]	Shares 100% held by employees of the Company to satisfy the requirements of local law.

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